Exhibit 21

Subsidiaries of the Registrant	Place of Incorporation
WPI Electronics, Inc.	New Hampshire
WPI Airport I, Inc.	New Hampshire
WPI Airport II, Inc.	New Hampshire
WPI Power Systems, Inc.	New Hampshire
WPI Termiflex, Inc.	New Hampshire
WPI Termiflex International Sales, Inc.	Massachusetts
WPI DecisionKey, Inc.	New Hampshire
WPI Micro Palm, Inc.	New Hampshire
WPI Micro Processor Systems, Inc.	New Hampshire
WPI Oyster Termiflex Limited	England and Wales
WPI Oyster Terminals, Inc.	New Hampshire
WPI UK Holding, Inc.	New Hampshire
WPI UK Holding II, Inc.	New Hampshire
WPI Group (U.K.)	England and Wales
WPI Group International Sales Limited	Barbados
WPI Husky Technology, Inc.	Florida
Diversified Software Industries, Inc.	Iowa